ULTIMUS MANAGERS TRUST

NINETEENTH AMENDMENT TO THE

CUSTODY AGREEMENT

THIS NINETEENTH AMENDMENT dated as of the 20th day of August, 2020 to the Custody Agreement, dated as of June 5, 2012, as amended August 20, 2012, August 21, 2012, December 31, 2012, May 28, 2013, September 11, 2013, May 15, 2014, August 26, 2014, November 11, 2014, March 24, 2015, April 6, 2015, July 9, 2015, August 26, 2015, December 16, 2015, July 28, 2016, January 23, 2017, May 24, 2017, December 3, 2019 and January 29, 2020 (the “Custody Agreement”), is entered into by and between ULTIMUS MANAGERS TRUST, an Ohio business trust, (the “Trust”) and U.S. BANK, N.A., a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Custody Agreement; and

WHEREAS, the parties desire to amend the Agreement to add the following funds as a series of the Trust:

Evolutionary Tree Innovators Fund;

and

WHEREAS, Article XV, Section 15.02 of the Custody Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit R is hereby added to the Custody Agreement and attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Nineteenth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ULTIMUS MANAGERS TRUST		U.S. BANK NATIONAL ASSOCIATION

By:	/s/ David R. Carson	By:	/s/ Anita Zagrodnik

Name:	David R. Carson	Name:	Anita Zagrodnik

Title:	President	Title:	Senior Vice President

Exhibit R to the Custody Agreement - Ultimus Managers Trust and U.S. Bank, National Association - Custody Fee Schedule effective August 2020

Name of Series

Evolutionary Tree Innovators Fund

U.S. Bank, N.A., as Custodian, will receive monthly compensation for services according to the terms of the following Schedule:

Based upon an annual rate of average daily market value of all long securities and cash held in the portfolio*:

0.50 basis points

Minimum annual fee per fund including transaction fees – $4,800

Portfolio Transaction Fees

▪	$4.00 – Book entry DTC transaction, Federal Reserve transaction, principal paydown
▪	$7.00 – Repurchase agreement, reverse repurchase agreement, time deposit/CD or other non-depository transaction
▪	$8.00 – Option/SWAPS/future contract written, exercised or expired
▪	$15.00 – Mutual fund trade, Margin Variation Wire and outbound Fed wire
▪	$50.00 – Physical security transaction
▪	$5.00 – per check disbursement

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges, negative interest charges, treasury management expenses and extraordinary expenses based upon complexity.

Additional Services

▪	Additional fees apply for global servicing. Fund of Fund expenses quoted separately.
▪	$600 per custody sub – account per year (e.g., per sub –adviser, segregated account, etc.)
▪	Class Action Services – $25 filing fee per class action per account, plus 2% of gross proceeds, up to a maximum per recovery not to exceed $2,000.
▪	No charge for the initial conversion free receipt.
▪	Overdrafts – charged to the account at prime interest rate plus 2%, unless a line of credit is in place.
▪	Third Party lending - Additional fees will apply.

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., margin management services, securities lending services, compliance with new SEC rules and reporting requirements).

Fees are calculated pro rata and billed monthly.

*Subject to annual CPI increase – All Urban Consumers – U.S. City Average” index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).

Exhibit R to the Custody Agreement - Ultimus Managers Trust and U.S. Bank, National Association - Custody Fee Schedule effective August 2020

Additional Global Sub-Custodial Services Annual Fee Schedule

Country	Safekeeping (BPS)	Transaction fee	Country	Safekeeping (BPS)	Transaction fee	Country	Safekeeping (BPS)	Transaction fee
Argentina	18.00	$30	Hong Kong	1.75	$18	Poland	6.00	$25
Australia	1.50	$15	Hungary	15.00	$48	Portugal	3.00	$10
Austria	1.70	$12	Iceland	12.00	$48	Qatar	38.00	$115
Bahrain	42.00	$115	India	7.00	$40	Romania	23.00	$85
Bangladesh	18.00	$110	Indonesia	6.00	$52	Russia	10.00	$165
Belgium	1.00	$8	Ireland	1.00	$3	Saudi Arabia	30.00	$75
Bermuda	12.00	$48	Israel	10.00	$26	Serbia	60.00	$165
Botswana	20.00	$40	Italy	1.00	$10	Singapore	1.25	$22
Brazil	7.00	$15	Japan	1.00	$6	Slovakia	20.00	$90
Bulgaria	20.00	$65	Jordan	33.00	$100	South Africa	1.50	$12
Canada	1.20	$6	Kenya	24.00	$38	South Korea	3.00	$12
Chile	13.00	$40	Kuwait	33.00	$110	Spain	1.00	$10
China Connect	18.00	$20	Latvia	12.00	$60	Sri Lanka	11.00	$55
China (B Shares)	10.00	$42	Lithuania	12.00	$40	Sweden	1.25	$10
Colombia	30.00	$50	Luxembourg	1.25	$20	Switzerland	1.25	$12
Costa Rica	12.00	$50	Malaysia	2.50	$35	Taiwan	8.00	$43
Croatia	15.00	$55	Malta	17.60	$60	Thailand	2.90	$22
Cyprus	8.00	$35	Mauritius	22.00	$80	Tunisia	38.00	$38
Czech Republic	10.00	$23	Mexico	2.50	$12	Turkey	7.00	$10
Denmark	1.25	$10	Morocco	28.00	$68	UAE	30.00	$105
Egypt	15.00	$48	Namibia	24.00	$45	Uganda	40.00	$90
Estonia	6.00	$20	Netherlands	1.25	$8
Eswatini	28.00	$55	New Zealand	1.50	$22	Ukraine	30.00	$50
Euroclear (Eurobonds)	1.00	$10	Nigeria	24.00	$38	United Kingdom	1.00	$3
Euroclear (Non-Eurobonds)	Rates are available upon request	Rates are available upon request	Norway	1.25	$10	Uruguay	45.00	$55
Finland	1.50	$10	Oman	42.00	$100	Vietnam	20.00	$80
France	1.00	$8	Pakistan	24.00	$75	West African Economic Monetary Union (WAEMU)*	38.00	$130
Germany	1.00	$8	Panama	65.00	$98	Zambia	28.00	$45
Ghana	20.00	$38	Peru	30.00	$60	Zimbabwe	28.00	$45
Greece	4.00	$20	Philippines	3.50	$38

* Includes Ivory Coast, Mali, Niger, Burkina Faso, Senegal, Guinea Bissau, Togo and Benin.

Exhibit R to the Custody Agreement - Ultimus Managers Trust and U.S. Bank, National Association - Custody Fee Schedule effective August 2020

Global Custody Base Fee

A monthly base fee of $500 per fund will apply. If no global assets are held within a given month, the monthly base charge will not apply for that month.

Miscellaneous Expenses

▪	Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for account opening fees, tax reclaim fees local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications, recurring administration fees, negative interest charges, overdraft charges or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.
▪	A surcharge may be added to certain miscellaneous expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate.
▪	SWIFT reporting and message fees.

Extraordinary services

Extraordinary services are duties or responsibilities of an unusual nature, including termination, but not provided for in the governing documents or otherwise set forth in this schedule. A reasonable charge will be assessed based on the nature of the service and the responsibility involved. At our option, these charges will be billed at a flat fee or at our hourly rate then in effect.

Account approval is subject to review and qualification. Fees are subject to change at our discretion and upon written notice. The fees set forth above and any subsequent modifications thereof are part of your agreement. Finalization of the transaction constitutes agreement to the above fee schedule, including agreement to any subsequent changes upon proper written notice. In the event your transaction is not finalized, any related out-of-pocket expenses will be billed to the client directly. Absent your written instructions to sweep or otherwise invest, all sums in your account will remain uninvested and no accrued interest or other compensation will be credited to the account. Payment of fees constitutes acceptance of the terms and conditions set forth.

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an Account. For a non-individual person such as a business entity, a charity, a Trust, or other legal entity, we ask for documentation to verify its formation and existence as a legal entity. We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

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